PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270004 and 333-270004-01 Dated February 21, 2024

JPMorgan Chase Financial Company LLC Trigger Callable Yield Notes

$9,592,900 Linked to the lesser performing of the iShares® Russell 2000 ETF and the SPDR® S&P MidCap 400® ETF Trust due May 27, 2025

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Trigger Callable Yield Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. (each, a “Note” and collectively, the “Notes”), linked to the lesser performing of the iShares® Russell 2000 ETF and the SPDR® S&P MidCap 400® ETF Trust (each, an “Underlying” and together, the “Underlyings”). On each monthly Coupon Payment Date, JPMorgan Financial will make a Coupon payment based on the Coupon Rate, regardless of the performance of either Underlying, unless the Notes have been previously called. JPMorgan Financial may, at its election, call the Notes early on any monthly Optional Call Notice Date (after an initial three-month non-call period), regardless of the closing price of one share of either Underlying on that Optional Call Notice Date. If JPMorgan Financial elects to call the Notes, JPMorgan Financial will pay the principal amount plus the Coupon for that Optional Call Notice Date and no further amounts will be owed to you. If JPMorgan Financial does not elect to call the Notes prior to maturity and the Final Value of each Underlying is equal to or greater than its Downside Threshold, JPMorgan Financial will make a cash payment at maturity equal to the principal amount of your Notes, in addition to paying the final Coupon. However, if the Notes are not called prior to maturity and the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will, in addition to paying the final Coupon, pay you less than the full principal amount, if anything, at maturity, resulting in a loss of your principal amount that is proportionate to the decline in the closing price of one share of the Underlying with the lower Underlying Return (the “Lesser Performing Underlying”) from its Initial Value to its Final Value. The closing price of one share of each Underlying is subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.” Investing in the Notes involves significant risks. You may lose some or all of your principal amount at maturity. You will be exposed to the market risk of each Underlying and any decline in the price of one share of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of one share of the other Underlying. Generally, a higher Coupon Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
❑	Issuer Callable: JPMorgan Financial may, at its election and upon written notice to The Depository Trust Company (“DTC”), call the Notes on any monthly Optional Call Notice Date (after an initial three-month non-call period), regardless of the closing price of one share of either Underlying on that Optional Call Notice Date, and pay you the principal amount plus a Coupon. No further payments will be made on the Notes.
❑	Income: Regardless of the performance of either Underlying, JPMorgan Financial will pay you a monthly Coupon unless the Notes have been previously called. In exchange for the opportunity to receive the monthly Coupon payments, you are accepting the risk of losing some or all of your principal amount and the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments, including Coupon payments, under the Notes.
❑	Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and each Underlying closes at or above its Downside Threshold on the Final Valuation Date, JPMorgan Financial will pay you the principal amount per Note at maturity, in addition to paying the final Coupon. If either Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will, in addition to paying the final Coupon, repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing price of one share of the Lesser Performing Underlying from its Initial Value to its Final Value. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates
Trade Date	February 21, 2024
Original Issue Date (Settlement Date)	February 26, 2024
Optional Call Notice Dates	Monthly (callable beginning May 21, 2024) (see page 5)
Final Valuation Date[1]	May 21, 2025
Maturity Date[1]	May 27, 2025
[1]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” and “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LESSER PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering

We are offering Trigger Callable Yield Notes linked to the lesser performing of the iShares® Russell 2000 ETF and the SPDR® S&P MidCap 400® ETF Trust. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Coupon Rate	Initial Value	Downside Threshold	CUSIP / ISIN
iShares® Russell 2000 ETF (Bloomberg Ticker: IWM)	9.10% per annum	$197.94	$138.56, which is 70% of the Initial Value	48131D151 / US48131D1515
SPDR® S&P MidCap 400® ETF Trust (Bloomberg Ticker: MDY)		$513.99	$359.79, which is 70% of the Initial Value

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 13, 2023, product supplement no. UBS-1-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the lesser performing of the iShares® Russell 2000 ETF and the SPDR® S&P MidCap 400® ETF Trust	$9,592,900	$10.00	—	—	$9,592,900	$10.00

(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	All sales of the Notes will be made to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS, is an investment adviser and UBS will act as placement agent. The purchase price will be $10.00 per Note and UBS will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Notes, when the terms of the Notes were set, was $9.891 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029549/ea152816_424b2.pdf
t	Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

 Supplemental Terms of the Notes

For purposes of the accompanying product supplement, each of the iShares® Russell 2000 ETF and the SPDR® S&P MidCap 400® ETF Trust is a “Fund.”

Any values of the Underlyings, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the Notes. Notwithstanding anything to the contrary in the indenture governing the Notes, that amendment will become effective without consent of the holders of the Notes or any other party.

 Investor Suitability

The Notes may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Lesser Performing Underlying.

t     You are willing to accept the individual market risk of each Underlying and understand that any decline in the price of one share of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of one share of the other Underlying.

t     You believe each Underlying will close at or above its Downside Threshold on the Final Valuation Date.

t     You understand and accept that you will not participate in any appreciation of either Underlying and that your potential return is limited to the Coupon payments.

t     You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlyings.

t     You are willing to invest in the Notes based on the Coupon Rate indicated on the cover hereof.

t     You are willing to forgo dividends paid on the Underlyings.

t     You are able and willing to invest in Notes that may be called early (after an initial three-month non-call period) at JPMorgan Financial’s election or you are otherwise able and willing to hold the Notes to maturity.

t     You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t     You understand and accept the risks associated with the Underlyings.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t     You cannot tolerate a loss of all or a substantial portion of your investment or are unwilling to make an investment that may have the same downside market risk as an investment in the Lesser Performing Underlying.

t     You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the price of one share of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of one share of the other Underlying.

t     You require an investment designed to provide a full return of principal at maturity.

t     You believe that either Underlying will decline during the term of the Notes and is likely to close below its Downside Threshold on the Final Valuation Date.

t     You seek an investment that participates in the full appreciation of either or both of the Underlyings or that has unlimited return potential.

t     You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlyings.

t     You are not willing to invest in the Notes based on the Coupon Rate indicated on the cover hereof.

t     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t     You prefer to receive the dividends paid on the Underlyings.

t     You are unable or unwilling to invest in Notes that may be called early (after an initial three-month non-call period) at JPMorgan Financial’s election, or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

t     You do not understand or accept the risks associated with the Underlyings.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement for risks related to an investment in the Notes. For more information on the Underlyings, please see the sections titled “The iShares® Russell 2000 ETF” and “The SPDR® S&P MidCap 400® ETF Trust” below.

Final Terms
Issuer	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor	JPMorgan Chase & Co.
Issue Price	$10 per Note
Underlyings	iShares® Russell 2000 ETF SPDR® S&P MidCap 400® ETF Trust
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term	Approximately 15 months, unless called earlier
Issuer Call Feature	JPMorgan Financial may elect to call the Notes on any Optional Call Notice Date (after an initial three-month non-call period), regardless of the closing price[1] of one share of either Underlying on that Optional Call Notice Date. If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus a Coupon, and no further payments will be made on the Notes. Before JPMorgan Financial elects to call the Notes on an Optional Call Notice Date, JPMorgan Financial will deliver written notice to The Depository Trust Company (“DTC”) on or before that Optional Call Notice Date.

Coupon Rate	9.10% per annum
Coupon payments	$0.0758 per $10 principal amount Note.
Coupon Payment Dates[2]	As specified under the “Coupon Payment Dates/Call Settlement Dates (if called)” column of the table under “Optional Call Notice Dates, Final Valuation Date and Coupon Payment Dates/Call Settlement Dates”
Call Settlement Dates[2]	First Coupon Payment Date following the applicable Optional Call Notice Date
Payment at Maturity (per $10 Note)

If JPMorgan Financial does not elect to call the Notes and the Final Value of each Underlying is equal to or greater than its Downside Threshold, we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus the final Coupon.

If JPMorgan Financial does not elect to call the Notes and the Final Value of either Underlying is less than its Downside Threshold, we will, in addition to paying the final Coupon, pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, resulting in a loss on your principal amount proportionate to the negative Underlying Return of the Lesser Performing Underlying, equal to:

$10 × (1 + Lesser Performing Underlying Return)

Underlying Return	With respect to each Underlying: Final Value – Initial Value Initial Value
Lesser Performing Underlying	The Underlying with the lower Underlying Return
Lesser Performing Underlying Return	The lower of the Underlying Returns of the Underlyings
Initial Value	With respect to each Underlying, the closing price of one share of that Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Value	With respect to each Underlying, the closing price[1] of one share of that Underlying on the Final Valuation Date
Downside Threshold	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
Share Adjustment Factor[1]	With respect to each Underlying, the Share Adjustment Factor is referenced in determining the closing price of one share of that Underlying. The Share Adjustment Factor of each Underlying is set initially at 1.0 on the Trade Date.

[1]	The closing price and the Share Adjustment Factor of each Underlying are subject to adjustments, in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”
[2]	See footnote 1 under “Key Dates” on the front cover.

Investment Timeline

Trade Date	The closing price of one share of each Underlying (Initial Value) is observed and the Downside Threshold of each Underlying is determined. The Coupon Rate is finalized.

Monthly (callable by JPMorgan Financial at its election after an initial three-month non-call period)

If the Notes have not been called, JPMorgan Financial will pay you a Coupon on each Coupon Payment Date.

JPMorgan Financial may, at its election and upon written notice to DTC, call the Notes on any Optional Call Notice Date (after an initial three-month non-call period), regardless of the closing price of one share of either Underlying on that Optional Call Notice Date. If JPMorgan Financial elects to call the Notes, JPMorgan Financial will pay you a cash payment per Note equal to the principal amount plus a Coupon and no further payments will be made on the Notes.

Maturity Date

The Final Value of each Underlying is determined as of the Final Valuation Date.

If JPMorgan Financial does not elect to call the Notes and the Final Value of each Underlying is equal to or greater than its Downside Threshold, at maturity JPMorgan Financial will repay the principal amount equal to $10.00 per Note plus the final Coupon.

If JPMorgan Financial does not elect to call the Notes and the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will, in addition to paying the final Coupon, repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the Lesser Performing Underlying, equal to a return of:

$10 × (1 + Lesser Performing Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE PRICE OF ONE SHARE OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE PRICE OF ONE SHARE OF THE OTHER UNDERLYING. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

 Optional Call Notice Dates, Final Valuation Date and Coupon Payment Dates / Call Settlement Dates

Optional Call Notice Dates*	Final Valuation Date	Coupon Payment Dates/Call Settlement Dates (if called)
—	—	March 25, 2024
—	—	April 24, 2024
May 21, 2024	—	May 23, 2024
June 21, 2024	—	June 25, 2024
July 22, 2024	—	July 24, 2024
August 21, 2024	—	August 23, 2024
September 23, 2024	—	September 25, 2024
October 21, 2024	—	October 23, 2024
November 21, 2024	—	November 25, 2024
December 23, 2024	—	December 26, 2024
January 21, 2025	—	January 23, 2025
February 21, 2025	—	February 25, 2025
March 21, 2025	—	March 25, 2025
April 21, 2025	—	April 23, 2025
—	May 21, 2025	May 27, 2025 (the Maturity Date)

*The Notes are subject to an initial three-month non-call period and, accordingly, the first Optional Call Notice Date is May 21, 2024.

The Final Valuation Date, and therefore, the Maturity Date, is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

Each of the other Coupon Payment Dates is subject to postponement as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the Notes for U.S. federal income tax purposes as units each comprising: (x) a cash-settled Put Option written by you that is terminated if an early redemption occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued but unpaid interest), requires you to pay us an amount equal to that difference and (y) a Deposit of $1,000 per $1,000 principal amount Note to secure your potential obligation under the Put Option, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Units Each Comprising a Put Option and a Deposit” in the accompanying product supplement, and in particular in the subsection thereof entitled “— Notes with a Term of More than One Year.” By purchasing the Notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

In determining our reporting responsibilities, we intend to treat a portion of each Interest Payment equal to approximately 5.04% per annum times the amount of the Deposit times the number of days in the applicable period divided by 365 as interest on the Deposit (so that the amount allocated as interest on the Deposit will vary from Interest Payment to Interest Payment depending on the number of days in the applicable period) and the remainder of each Interest Payment as Put Premium. Assuming that the treatment of the Notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an early redemption.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of Notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the Deposit and the Put Option.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in either or both of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If JPMorgan Financial does not elect to call the Notes and the closing price of one share of either Underlying has declined below its Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Lesser Performing Underlying from its Initial Value to its Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Lesser Performing Underlying. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value of the Lesser Performing Underlying is less than its Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to either Underlying at maturity.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
t	Your Return on the Notes Is Limited to the Sum of the Coupon Payments and You Will Not Participate in Any Appreciation of Either Underlying — The return potential of the Notes is limited to the specified Coupon Rate, regardless of any appreciation of either Underlying, which may be significant. In addition, if JPMorgan Financial elects to call the Notes, you will not receive any Coupons or any other payments after the Call Settlement Date. Because the Notes could be called as early as the first Optional Call Notice Date (after an initial three-month non-call period), the total return on the Notes could be minimal. If JPMorgan Financial does not elect to call the Notes, you may be subject to the risk of decline in the price of one share of each Underlying, even though you are not able to participate in any potential appreciation of either Underlying. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in either Underlying. In addition, if JPMorgan Financial does not elect to call the Notes and the Final Value of either Underlying is below its Downside Threshold, you will lose some or all of your principal amount and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Financial of comparable maturity.
t	Because the Notes Are Linked to the Lesser Performing Underlying, You Are Exposed to a Greater Risk of Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlying — The risk that you will lose some or all of your principal amount at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With two Underlyings, it is more likely that the closing price of one share of either Underlying will be less than its Downside Threshold on the Final Valuation Date. Therefore, it is more likely that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated.

The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance, as calculated using internal models of our affiliates at the time when the terms of the Notes are finalized. A higher Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using internal models of our affiliates and is not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

t	You Are Exposed to the Risk of Decline in the Price of One Share of Each Underlying — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If JPMorgan Financial does not elect to call the Notes, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to either of the Underlyings. In addition, the performance of the Underlyings may not be correlated. Poor performance by either of the Underlyings over the term of the Notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the price of one share of each Underlying.

t	Your Payment at Maturity Will Be Determined by the Lesser Performing Underlying — Because the payment at maturity will be determined based on the performance of the Lesser Performing Underlying, you will not benefit from the performance of the other Underlying. Accordingly, if JPMorgan Financial does not elect to call the Notes and the Final Value of either Underlying is less than its Downside Threshold, you will lose some or all of your principal amount at maturity, even if the Final Value of the other Underlying is greater than or equal to its Initial Value.
t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing prices of one share of both of the Underlyings are above their respective Downside Thresholds. If by maturity the Notes have not been called, either JPMorgan Financial will repay you the full principal amount per Note plus the final Coupon, or, if either Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will, in addition to paying the final Coupon, repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing price of one share of the Lesser Performing Underlying from its Initial Value to its Final Value. This contingent repayment of principal applies only if you hold your Notes to maturity.
t	A Higher Coupon Rate and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlyings, Which Is Generally Associated With a Greater Risk of Loss — Volatility is a measure of the degree of variation in the prices of one share of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that the price of one share of an Underlying could close below its Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Coupon Rate and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Coupon Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your principal at maturity.
t	Call and Reinvestment Risk — JPMorgan Financial may, in its sole discretion, elect to call the Notes on any Optional Call Notice Date (after an initial three-month non-call period), regardless of the closing price of one share of either Underlying on that Optional Call Notice Date. If JPMorgan Financial elects to call your Notes early, you will no longer have the opportunity to receive any Coupons after the applicable Call Settlement Date. The first Optional Call Notice Date, and the first potential date on which JPMorgan Financial may elect to call the Notes, occurs after approximately three months and therefore you may not have the opportunity to receive any Coupons after approximately three months. In the event JPMorgan Financial elects to call the Notes, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk.

It is more likely that JPMorgan Financial will elect to call the Notes prior to maturity when the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by JPMorgan Financial of comparable maturity, terms and credit rating trading in the market. The greater likelihood of JPMorgan Financial calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar interest rate. JPMorgan Financial is less likely to call the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by JPMorgan Financial. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments.

t	Investing in the Notes Is Not Equivalent to Investing in the Underlyings or the Equity Securities Held by the Underlyings — Investing in the Notes is not equivalent to investing in the Underlyings or the equity securities held by the Underlyings. As an investor in the Notes, you will not have any ownership interest or rights in the Underlyings or the equity securities held by the Underlyings, such as voting rights, dividend payments or other distributions.
t	Your Return on the Notes Will Not Reflect Dividends on the Underlyings or the Equity Securities Held by the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the Underlyings or the equity securities held by the Underlyings and received the dividends on the Underlyings or those equity securities. This is because the calculation agent will determine whether the Notes will be called and, if the Notes are not called, will calculate the amount payable to you at maturity of the Notes by reference to the closing price of one share of each Underlying on the Final Valuation Date, without taking into consideration the value of dividends on the Underlyings or the equity securities held by the Underlyings.
t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for the payment of Coupons and the return of principal at maturity if the Final Value of the Lesser Performing Underlying is at or above its Downside Threshold on the Final Valuation Date, we cannot assure you of the economic environment during the term or at maturity of your Notes.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlyings and could affect the price of one share of an Underlying, and therefore the market value of the Notes.
t	Potential JPMorgan Financial Impact on the Price of One Share of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of an Underlying may adversely affect the price of one share of that Underlying and, therefore, the market value of the Notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

t	The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes exceeds the estimated value of the Notes because costs associated with structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the prices of one share of the Underlyings, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the prices of one share of the Underlyings;
t	the time to maturity of the Notes;
t	whether the Final Value of either Underlying is expected to be less than its Downside Threshold;
t	the dividend rates on the Underlyings and the equity securities held by the Underlyings;
t	the occurrence of certain events affecting an Underlying that may or may not require an adjustment to the closing price and the Share Adjustment Factor of that Underlying;
t	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

Risks Relating to the Underlyings

t	No Affiliation with the Underlyings or the Issuers of the Equity Securities Held by the Underlyings — We are not affiliated with the Underlyings or, to our knowledge, the issuers of the equity securities held by the Underlyings. We have not independently verified the information about the Underlyings or the issuers of the equity securities held by the Underlyings contained in this pricing supplement. You should make your own investigation into the Underlyings and the issuers of the equity securities held by the Underlyings. We are not responsible for the public disclosure of information by the Underlyings or the issuers of the equity securities held by the Underlyings, whether contained in SEC filings or otherwise.
t	There Are Risks Associated with the Underlyings — Although shares of the Underlyings are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. The Underlyings are subject to management risk, which is the risk that the investment strategies of the applicable Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Underlyings, and consequently, the value of the Notes.
t	The Performance and Market Value of Each Underlying, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of that Underlying’s Underlying Index as well as the Net Asset Value per Share — Each Underlying does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in their Underlying Indices. In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of that Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Underlying and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying an Underlying (such as mergers and spin-offs) may impact the variance between the performances of that Underlying and its Underlying Index. Finally, because the shares of each Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Underlying may differ from the net asset value per share of that Underlying.

During periods of market volatility, securities underlying each Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Underlying and the liquidity of that Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Underlying. As a result, under these circumstances, the market value of shares of an Underlying may vary substantially from the net asset value per share of that Underlying. For all of the foregoing reasons, the performance of each Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Underlying, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce any payment on the Notes.

t	An Investment in the Notes Is Subject to Risks Associated with Small Capitalization Stocks with Respect to the iShares® Russell 2000 ETF — The equity securities held by the iShares® Russell 2000 ETF are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
t	An Investment in the Notes Is Subject to Risks Associated with Mid-Size Capitalization Stocks with Respect to the SPDR® S&P MidCap 400® ETF Trust — The equity securities held by the SPDR® S&P MidCap 400® ETF Trust are issued by companies with mid-sized market capitalizations. The stock prices of mid-size companies may be more volatile than stock prices of large capitalization companies. Mid-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Mid-size capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

t	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the closing price and the Share Adjustment Factor of each Underlying for certain events affecting that Underlying, the calculation agent is not required to make an adjustment for every event that can affect that Underlying. If an event occurs that does not require the calculation agent to make these adjustments, the market value of your Notes and any payment on the Notes may be materially and adversely affected.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an issuer-elected call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes, with the assumptions set forth below.* We cannot predict the closing price of one share of either Underlying on any day during the term of the Notes, including on the Final Valuation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis. In these examples, we refer to the iShares® Russell 2000 ETF and the SPDR® S&P MidCap 400® ETF Trust as the “IWM Fund” and the “MDY Fund,” respectively.

Principal Amount:	$10.00
Term:	Approximately 15 months (unless earlier called)
Hypothetical Initial Value:	$100.00 for the IWM Fund and $100.00 for the MDY Fund
Coupon Rate:	9.10% per annum (or 0.758% per month)
Optional Call Notice Dates:	Monthly (callable after three months)
Hypothetical Downside Threshold:	$70.00 for the IWM Fund and $70.00 for the MDY Fund (which, with respect to each Underlying, is 70% of the hypothetical Initial Value of that Underlying)

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Values or Downside Thresholds. The hypothetical Initial Values of $100.00 for the IWM Fund and $100.00 for the MDY Fund have been chosen for illustrative purposes only and do not represent the Initial Value for either Underlying. The actual Initial Value and resulting Downside Threshold of each Underlying are based on the closing price of one share of that Underlying on the Trade Date and are specified on the cover of this pricing supplement. For historical data regarding the actual closing prices of one share of the Underlyings, please see the historical information set forth under the sections titled “The iShares® Russell 2000 ETF” and “The SPDR® S&P MidCap 400® ETF Trust” below.

The examples below are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying. These examples are intended to illustrate (a) the effect of an issuer-elected call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Value of either Underlying is less than its Downside Threshold and (c) how the total return on the Notes may be less than the total return on a direct investment in either or both Underlyings in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 initial issue price.

Example 1 — JPMorgan Financial Elects to Call the Notes on the First Optional Call Notice Date

Date	Payment (per Note)
First Optional Call Notice Date	Issuer elects to call the Notes. Issuer repays principal plus pays Coupon of $0.0758 on Call Settlement Date.

Total Payments (per $10.00 Note):	Payment on Call Settlement Date:	$10.0758 ($10.00 + $0.0758)
	Prior Coupons:	$0.1516 ($0.0758 × 2)
	Total:	$10.2274
	Total Return:	2.274%

On the first Optional Call Notice Date (which is approximately three months after the Trade Date and is the first date on which the Notes are callable), JPMorgan Financial elects to call the Notes. JPMorgan Financial will pay you on the Call Settlement Date $10.0758 per $10.00 principal amount Note, which is equal to your principal amount plus the Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, JPMorgan Financial will also pay the Coupon of $0.0758 on each of the first and second Coupon Payment Dates. Accordingly, JPMorgan Financial will have paid a total of $10.2274 per $10.00 principal amount Note, for a 2.274% total return over the shortened term of the Notes.

Example 2 — Notes Are NOT Called and the Final Value of Each Underlying Is Above Its Downside Threshold

Date	Closing Price	Payment (per Note)
Each Optional Call Notice Date	N/A	Notes NOT called at the election of the Issuer. Issuer pays Coupon of $0.0758 on each of the first to fourteenth Coupon Payment Dates.
Final Valuation Date		Notes NOT callable. Final Value of each Underlying above its Downside Threshold; Issuer repays principal plus pays Coupon of $0.0758 on Maturity Date.
IWM Fund: $80.00
MDY Fund: $75.00

Total Payments (per $10.00 Note):	Payment at Maturity:	$10.0758 ($10.00 + $0.0758)
	Prior Coupons:	$1.0612 ($0.0758 × 14)
	Total:	$11.137
	Total Return:	11.37%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Value of each Underlying is greater than or equal to its Downside Threshold, JPMorgan Financial will pay you on the Maturity Date $10.0758 per $10.00 principal amount Note, which is equal to your principal amount plus the final Coupon.

In addition, JPMorgan Financial will also pay the Coupon of $0.0758 on each of the first to fourteenth Coupon Payment Dates. Accordingly, JPMorgan Financial will have paid a total of $11.137 per $10.00 principal amount Note, for an 11.37% total return over the term of the Notes.

Example 3 — Notes Are NOT Called and the Final Value of Either Underlying Is Below Its Downside Threshold

Date	Closing Price	Payment (per Note)
Each Optional Call Notice Date	N/A	Notes NOT called at the election of the Issuer. Issuer pays Coupon of $0.0758 on each of the first to fourteenth Coupon Payment Dates.
Final Valuation Date		Notes NOT callable. Final Value of IWM Fund below its Downside Threshold; Issuer pays Coupon on Maturity Date, and Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Lesser Performing Underlying.
IWM Fund: $40.00
MDY Fund: $80.00

Total Payments (per $10.00 Note):	Payment at Maturity:	$4.0758 ($4.00 + $0.0758)
	Prior Coupons:	$1.0612 ($0.0758 × 14)
	Total:	$5.137
	Total Return:	-48.63%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Value of one Underlying is less than its Downside Threshold on the Final Valuation Date and the Lesser Performing Underlying Return is -60%, at maturity, JPMorgan Financial will pay you $4.0758 per $10.00 principal amount Note, which is equal to your principal amount plus the final Coupon, calculated as follows:

$10.00 × (1 + Lesser Performing Underlying Return) + the final Coupon

Step 1: Determine the Underlying Return of each Underlying:

Underlying Return of the IWM Fund:

(Final Value – Initial Value)	=	$40.00 – $100.00	= -60.00%
Initial Value		$100.00

Underlying Return of the MDY Fund:

(Final Value – Initial Value)	=	$80.00 – $100.00	= -20.00%
Initial Value		$100.00

Step 2: Determine the Lesser Performing Underlying. The IWM Fund is the Underlying with the lower Underlying Return.

Step 3: Calculate the Payment at Maturity:

$10.00 × (1 + Lesser Performing Underlying Return) + final Coupon = $10.00 × (1 + -60.00%) + $0.0758 = $4.0758

In addition, JPMorgan Financial will also pay the Coupon of $0.0758 on each of the first to fourteenth Coupon Payment Dates. Accordingly, JPMorgan Financial will have paid a total of $5.137 per $10.00 principal amount Note, for a -48.63% total return over the term of the Notes.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings

Included on the following pages is a brief description of the Underlyings. This information has been obtained from publicly available sources, without independent verification. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical values of either Underlying as an indication of future performance.

 The iShares® Russell 2000 ETF

The iShares® Russell 2000 ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of small-capitalization U.S. equities, which we refer to as the Underlying Index with respect to the iShares® Russell 2000 ETF. The Underlying Index with respect to the iShares® Russell 2000 ETF is currently the Russell 2000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the iShares® Russell 2000 ETF, see the information set forth under “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.

Historical Information Regarding the iShares® Russell 2000 ETF

The graph below illustrates the daily performance of the iShares® Russell 2000 ETF from January 2, 2014 through February 21, 2024, based on information from Bloomberg, without independent verification. The closing price of one share of the iShares® Russell 2000 ETF on February 21, 2024 was $197.94. We obtained the closing prices of one share of the iShares® Russell 2000 ETF above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for certain actions, such as stock splits. You should not take the historical prices of one share of the iShares® Russell 2000 ETF as an indication of future performance.

The dotted line represents the Downside Threshold of $138.56, equal to 70% of the closing price of one share of the iShares® Russell 2000 ETF on February 21, 2024.

Past performance of the iShares® Russell 2000 ETF is not indicative of the future performance of the iShares® Russell 2000 ETF.

The SPDR® S&P MidCap 400® ETF Trust

The SPDR® S&P MidCap 400® ETF Trust is a registered investment company whose trust units represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P MidCap 400® Index. The SPDR® S&P MidCap 400® ETF Trust seeks to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P MidCap 400® Index, which we refer to as the Underlying Index with respect to the SPDR® S&P MidCap 400® ETF Trust. The S&P MidCap 400® Index consists of stocks of 400 companies selected to provide a performance benchmark for the mid-size market capitalization segment of the U.S. equity markets. For additional information about the SPDR® S&P MidCap 400® ETF Trust, see “Fund Descriptions — The SPDR® S&P MidCap 400® ETF Trust" in the accompanying underlying supplement.

Historical Information Regarding the SPDR® S&P MidCap 400® ETF Trust

The graph below illustrates the daily performance of the SPDR® S&P MidCap 400® ETF Trust from January 2, 2014 through February 21, 2024, based on information from Bloomberg, without independent verification. The closing price of one share of the SPDR® S&P MidCap 400® ETF Trust on February 21, 2024 was $513.99. We obtained the closing prices of one share of the SPDR® S&P MidCap 400® ETF Trust above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for certain actions, such as stock splits. You should not take the historical prices of one share of the SPDR® S&P MidCap 400® ETF Trust as an indication of future performance.

The dotted line represents the Downside Threshold of $359.79, equal to 70% of the closing price of one share of the SPDR® S&P MidCap 400® ETF Trust on February 21, 2024.

Past performance of the SPDR® S&P MidCap 400® ETF Trust is not indicative of the future performance of the SPDR® S&P MidCap 400® ETF Trust.

Correlation of the Underlyings

The graph below illustrates the daily performance of the iShares® Russell 2000 ETF and the SPDR® S&P MidCap 400® ETF Trust from January 2, 2014 through February 21, 2024. For comparison purposes, each Underlying has been normalized to have a closing price of one share of $100.00 on January 2, 2014 by dividing the closing price of one share of that Underlying on each day by the closing price of one share of that Underlying on January 2, 2014 and multiplying by 100.00. We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg, without independent verification.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction.  The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are.  The graph above illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlying.

The lower (or more negative) the correlation between the Underlyings, the less likely it is that the Underlyings will move in the same direction and, therefore, the greater the potential for one of the Underlyings to close below its Downside Threshold on the Final Valuation Date.  This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value.  However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings might close below its Downside Threshold on the Final Valuation Date, as both of the Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using internal models of our affiliates at the time when the terms of the Notes are finalized.  A higher Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss of principal at maturity.  The correlation referenced in setting the terms of the Notes is calculated using internal models of our affiliates and is not derived from the returns of the Underlyings over the period set forth above.  In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

 Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

All sales of the Notes will be made to certain fee-based advisory accounts for which UBS is an investment adviser and UBS will act as placement agent. The purchase price will be $10.00 per Note and UBS will forgo any selling commissions related to these sales.

 The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes is lower than the original issue price of the Notes because costs associated with structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

 Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

 Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

 Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.